Exhibit 10.6

THE BOARD OF DIRECTORS

OF

SEEDO CORP.

The following is a true copy of the resolution duly adopted by the Board of Directors of this Corporation at a special meeting, notice to this meeting having been waived, held on this 15th day of October, 2019.

The Board of Directors which was present for this meeting & took active part therein was:

Zohar Levy

Micha Maman

Jendayi Frazer

Pninat Yanay

WHEREAS there has been presented to and considered by this meeting a Motion to enter into a certain Convertible Debenture, Securities Purchase Agreement and ancillary agreements (collectively, the “Agreements”) with YA PN Ltd.;

NOW THEREFORE BE IT RESOLVED that the corporation having considered this matter, has opened the floor to all those who voice a preference in the issue, that said Loan Agreement is deemed to be in the financial interest of the company, and pursuant to DGCL §141, the majority of Directors has RESOLVED:

To EXECUTE and said Agreement and shall executed the same.

Said Motion is hereby passed and the corporate books, records and the Secretary shall file this Resolution in the corporate records

DATED: 15th October, 2019

/s/ Zohar Levy
Zohar Levy, Director, CEO